Exhibit 99.2

Schedule 1

CINERGY CORP.

CONSOLIDATED STATEMENTS OF INCOME

For the Periods Ended December 31, 2005 and 2004

(unaudited)

(dollars in thousands, except per share amounts)

	Quarter Ended		Year To Date
	2005	2004	2005	2004

Operating Revenues
Electric	$1,118,974	$849,260	$4,070,972	$3,510,525
Gas	340,013	259,090	816,781	783,316
Other	169,724	94,741	522,095	333,988
Total Operating Revenues	1,628,711	1,203,091	5,409,848	4,627,829

Operating Expenses
Fuel, emission allowances and purchased power	466,654	307,528	1,535,088	1,233,311
Gas purchased	218,555	137,359	513,690	428,087
Costs of fuel resold	145,664	77,450	443,132	280,891
Operation and maintenance	349,670	304,333	1,348,554	1,230,618
Depreciation	129,780	124,810	510,438	453,765
Taxes other than income taxes	62,894	49,625	272,009	253,934
Total Operating Expenses	1,373,217	1,001,105	4,622,911	3,880,606

Operating Income	255,494	201,986	786,937	747,223

Equity in Earnings of Unconsolidated Subsidiaries	8,571	30,154	33,777	48,249
Miscellaneous Income (Expense) - Net	16,968	7,695	51,001	(3,577)
Interest Expense	73,733	65,659	283,353	275,000
Preferred Dividend Requirement of Subsidiary Trust	—	—	—	—
Preferred Dividend Requirements of Subsidiaries	324	858	2,643	3,432

Income Before Taxes	206,976	173,318	585,719	513,463

Income Taxes	15,137	26,860	95,597	103,064

Income Before Discontinued Operations and Cumulative Effect of Changes in Accounting Principles	191,839	146,458	490,122	410,399
Discontinued operations, net of tax	858	(32)	2,575	(9,531)
Cumulative effect of changes in accounting principles, net of tax	(3,044)	—	(3,044)	—
Net Income	$189,653	$146,426	$489,653	$400,868

Average Common Shares Outstanding - Basic	199,557	183,455	198,199	180,965

Earnings Per Common Share - Basic
Income before discontinued operations and cumulative effect of changes in accounting principles	$0.96	$0.81	$2.47	$2.27
Discontinued operations, net of tax	0.00	—	0.01	(0.05)
Cumulative effect of changes in accounting principles, net of tax	(0.01)	—	(0.01)	—
Net Income	$0.95	$0.81	$2.47	$2.22

Average Common Shares Outstanding - Diluted	200,324	186,369	199,172	183,531

Earnings Per Common Share - Diluted
Income before discontinued operations and cumulative effect of changes in accounting principles	$0.96	$0.79	$2.46	$2.23
Discontinued operations, net of tax	0.00	—	0.01	(0.05)
Cumulative effect of changes in accounting principles, net of tax	(0.01)	—	(0.01)	—
Net Income	$0.95	$0.79	$2.46	$2.18

Cash Dividends Declared Per Common Share	—	$0.47	$1.92	$1.88

Note: Prior year data has been reclassified to conform with current year presentation.